EXHIBIT H

AMENDED AND RESTATED
SERVICING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of this 24th day of September 2010, by and among SCS HEDGED OPPORTUNITIES FUND, LLC, a Delaware limited liability company (the “Taxable Feeder Fund”), SCS HEDGED OPPORTUNITIES (TE) FUND, LLC, a Delaware limited liability company (the “Tax-Exempt Feeder Fund”), SCS HEDGED OPPORTUNITIES FUND, LDC, a Cayman Islands exempted limited duration company (the “Cayman Blocker”), SCS HEDGED OPPORTUNITIES MASTER FUND, LLC, a Delaware limited liability company (the “Master Fund”), SCS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).  The Taxable Feeder Fund, the Tax-Exempt Feeder Fund, the Cayman Blocker and the Master Fund are sometimes referred to herein individually as a “Fund” and collectively as the “Funds”.

WHEREAS, the Taxable Feeder Fund, the Tax-Exempt Feeder Fund and the Master Fund are closed-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund is authorized to offer and sell units of interest in such Fund (collectively, the “Units”);

WHEREAS, substantially all of the Taxable Feeder Fund’s assets and the Tax-Exempt Feeder Fund’s assets (indirectly through an investment in the Cayman Blocker) will be invested in the Master Fund;

WHEREAS, the Master Fund and the Adviser have entered into an Investment Advisory Agreement under which the Adviser, as investment adviser to the Master Fund, has discretionary authority for the Master Fund with respect to investment management; and

WHEREAS, each Fund, the Adviser and USBFS desire to enter into an agreement pursuant to which USBFS shall provide certain administration, fund accounting, transfer agency and recordkeeping services to the Funds.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

Each Fund and the Adviser hereby appoint USBFS as administrator of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration, fund accounting and transfer agency services to the Funds:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as reasonable required by the Funds.

(3)	Coordinate the Funds’ Boards of Directors (the “Board’s of Directors” or the “Directors”) reasonably required communications, including, but not limited to:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Boards of Directors based on financial and administrative data.
c.	Evaluate independent auditor.
d.	If requested, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	If requested, prepare minutes of meetings of the Boards of Directors and holders of the Units (collectively, the “Unitholders”).
f.	Recommend dividend declarations to the Boards of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to Unitholders.
g.	Attend Boards of Directors meetings and present materials for Directors’ review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Funds.
(6)	Pay Fund expenses upon written authorization from the Funds.
(7)
Keep each Fund’s governing documents, including its certificate of formation, Operating Agreement (and amendments thereto) and minute books (“Governing Documents”), but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Total return calculations.
(ii)	Maintenance of books and records under Rule 31a-3.

b.
Monitor each Fund's compliance with the policies and investment limitations as set forth in its prospectus/offering memorandum (“Prospectus”) and statement of additional information where relevant information is available (“SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the each Fund in connection with any certification required of the Funds pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder.

d.	Monitor applicable regulatory and operational service issues, and update Boards of Directors periodically.

e.
To the extent required under any regulation regarding anti-money laundering that may apply to the Funds, assist the Funds in their compliance with the Funds’ anti-money laundering procedures as they pertain to Unitholders. In connection with such anti-money laundering procedures USBFS represents and warrants to the Cayman Blocker that: (a) it is subject to the anti-money laundering regime of the Cayman Islands; (b) it shall maintain, on behalf of the Cayman Blocker and in accordance with the Money Laundering Regulations (as amended) of the Cayman Islands and the Guidance Notes on the Prevention and Detection of Money Laundering issued by the Cayman Islands Monetary Authority (“CIMA”), as amended from time to time (the “Guidance Notes”)(such Regulations and Guidance Notes collectively referred to as the “Regulations”), the following compliance procedures to combat money-laundering and the financing of terrorism (the “Procedures”):  (i) identification and verification procedures with respect to prospective Unitholders; and (ii) recordkeeping procedures relating to (A) the foregoing verification of identity, (B) business correspondence with, and account files relating to, prospective Unitholders, to the extent that the foregoing may be relevant or useful to an investigation, including enquiries regarding complex or unusual transactions and (C) transactions of all prospective Unitholders in the Cayman Blocker; (c) in maintaining the Procedures, upon which the Cayman Blocker shall rely, USBFS shall (i) comply with its own anti-money laundering obligations under the Regulations including the maintenance of anti-money laundering policies and procedures and internal control procedures that require USBFS to develop, maintain, assess and test anti-money laundering compliance systems and controls and report suspicious activity (“internal Controls”), (ii) provide to the CIMA and the Cayman Blocker, upon request, written evidence of its suitability to perform the relevant functions on behalf of the Cayman Blocker, (iii) provide information obtained and held with respect to the prospective Shareholders in the Cayman Blocker to CIMA, upon request, and to the Financial Reporting Authority of the Cayman Islands, or its successor and other law enforcement authorities, in accordance with relevant procedures, (iv) provide the Cayman Blocker or its authorised agents with reasonable access to information which any of them may require to satisfy themselves of the reliability of USBFS’s systems and procedures, and (v) promptly comply with such requests as the Cayman Blocker may make of USBFS from time to time in order to fulfil its obligations to monitor the performance of the Procedures and the Internal Controls.

(2)	Regulation D Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Funds so as to enable the Funds to make offerings of Units in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide updates regarding material developments in state securities regulation.
d.	Prepare and file annual amendments, as applicable.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual Unitholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings. As requested by the Fund, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and Unitholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Units and ensure that such Units are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	File periodic tender offer statements under Rule 13e-4.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, Unitholders, tax authorities, performance reporting companies, the Boards of Directors, the SEC, and independent accountants.
(3)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Funds.
(4)	Monitor the expense accruals and notify each Fund’s management of any proposed adjustments.
(5)	Prepare semi-annual financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement, if applicable.
f.	Notes to Financial Statements.
(6)	Prepare quarterly broker security transaction summaries.

D.	Portfolio Accounting:

(1)	Maintain portfolio records on a trade date basis using security trade information communicated from the Adviser.

(2)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)
Determine gain/loss on security sales in accordance with the Governing Documents and identify them as short-term or long-term; account for periodic distributions of gains or losses to Unitholders and maintain undistributed gain or loss balances as of each valuation date.

(4)	Calculate the Management Fee (as that term is defined in the Governing Documents), and monitor for compliance with the expense limitation arrangement as set forth in the Governing Documents.

(5)	For each valuation date, calculate the expense accrual amounts in accordance with the Governing Documents or otherwise as directed by the Funds as to methodology, rate or dollar amount.

(6)	Process and record payments for expenses upon receipt of written authorization from the Funds.

(7)	For each valuation date, determine the net asset value of the Funds according to the accounting policies and procedures set forth in the Governing Documents.

(8)	Reconcile cash and investment balances of the Funds’ custodian.

(9)	Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

(10)	Prepare and provide various statistical data relating to the Funds as requested on an ongoing basis, including security transactions listings and portfolio valuations.

E.	Unitholder Accounting:

(1)	Account for subscriptions, capital contributions and redemptions, repurchases and withdrawals on a timely basis in accordance with the Governing Documents.

(2)
Calculate per Unit net asset value, per Unit net earnings, and other per Unit amounts reflective of the Funds’ operations at such time as required by the nature and characteristics of the Funds (or as specified in the Governing Documents).

(3)	Communicate, at an agreed upon time, the per Unit price for each valuation date.

(4)	Prepare allocations of profit, loss, special and other allocations among the Unitholders in accordance with the allocation methodology identified in the Prospectus.

(5)	Monitor and allocate “new issue” income among the Unitholders in accordance with applicable Financial Industry Regulatory Authority, Inc., rules.

F.	Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Form 1065 with any necessary schedules including Schedule K-1.

(2)	Calculate the adjusted tax basis of securities held by the Funds in accordance with Section 754 of the Code.

(3)	Prepare state income breakdowns where relevant when due.

(4)	File Form 1099 Miscellaneous for payments to service providers when due.

(5)
Monitor tax items requiring special treatment, including wash sale losses in accordance with Section 1091 of the Code, straddles (Code Section 1092), 1256 contracts, constructive sales (Code Section 1259), short sales (Code Section 1233), foreign currency gain and loss (Code Section 988), foreign taxes paid, and passive foreign investment company interests.

(6)	Calculate eligible dividend income for corporate Unitholders and qualified dividend income on an annual basis for Unitholders who are individuals.

(7)	If relevant, monitor the amount of unrelated business taxable income earned by the Funds.

(8)	Perform tax withholding, deposits and reporting with respect to non-U.S. Unitholders, if any.

G.	Unitholder Reporting:

(1)	Receive orders for the purchase of Units.

(2)	Review and process subscription agreements received from prospective Unitholders.

(3)
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Funds’ custodian, and issue the appropriate number of uncertificated Units with such uncertificated Units being held in the appropriate Unitholder account.

(4)	Arrange for issuance of Units obtained through transfers of funds from Unitholders’ accounts at financial institutions.

(5)	Process tender offers and related repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Adviser.

(6)	Pay monies upon receipt from the Funds where relevant, in accordance with the instructions of redeeming Unitholders.

(7)	Process transfers of Units in accordance with the Unitholder’s instructions and as permitted by the Governing Documents.

(8)
Prepare and transmit payments for distributions declared by the Funds, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Unitholder instructions.

(9)	Maintain the Register of Unitholders and make changes to Unitholder records, including, but not limited to, address changes.

(10)
Provide Unitholder account information upon request and prepare and mail confirmations and statements of account to Unitholders for all purchases, redemptions, and other confirmable transactions as agreed upon with the Funds.

(11)	Mail account statements and performance reports in a form approved by the Adviser to Unitholders on a quarterly basis.

(12)	Mail financial statements to Unitholders quarterly (unaudited) and annually (audited).

(13)
Mail those federal, state and local income tax returns and schedules as will enable the Unitholders to prepare their respective federal, state and local income tax returns required with respect to Unitholder activity.

3.	Pricing of Securities

For each valuation date, USBFS shall obtain prices from a pricing source approved by the Adviser and apply those prices to the portfolio positions of the Funds, consistent with the provisions of the Governing Documents.  For those securities where market quotations are not readily available, the Adviser shall approve, in good faith, procedures for determining the fair value for such securities.

If the Adviser desires to provide a price that varies from the price provided by the pricing source, the Adviser shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Funds will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Notwithstanding anything to the contrary in Section 8 below, as more fully provided in this paragraph, USBFS shall reimburse the Funds and its Unitholders for losses due to NAV Differences (as defined below) arising out of, or relating to, USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  Specifically, USBFS shall reimburse for any net losses during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $0.01 per Unit and that, as a percentage of Recalculated NAV (as defined below) of the Funds, is at least ½ of 1%; provided, however, that USBFS shall not be responsible for reimbursing any Unitholder experiencing a loss during any such NAV Error Period of less than $25.  In providing reimbursement to the applicable Fund and any Unitholder, USBFS shall, at its option, either make direct payment limited to the amount of the NAV Differences for the Funds and any Unitholder, or will reprocess the Unitholder transactions affected by the NAV Differences.  NAV Differences and any liability of USBFS therefrom are to be calculated each time the net asset value per Unit is calculated.  For purposes of calculating USBFS’ liability hereunder, gains shall offset losses within each NAV Error Period and future losses; however, net gains shall not be carried back to offset losses in a prior NAV Error Period.  For purposes of this paragraph:

(i)	“NAV Error Period” means any month during which any NAV Difference exists.

(ii)
“NAV Difference” means the difference between the Recalculated NAV and the net asset value per Unit at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

(iii)	“Recalculated NAV” means the net asset value per Unit at which a Unitholder purchase or redemption should have been affected.

4.	Changes in Accounting Procedures

Any changes to the Governing Documents that affect accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

5.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Funds under this Agreement.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Funds shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Funds shall use reasonable efforts to notify USBFS in writing within 30 calendar days following receipt of each invoice if the Funds are disputing any amounts in good faith. The Funds shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Funds are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

7.	Representations and Warranties

A.	Each Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Funds and the Adviser, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, each Fund (severally and not jointly) and the Adviser shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Funds or such other person, the names of whom to be included in a list of authorized persons approved by the Funds and set forth on Exhibit B hereto (as amended from time to time), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold each Fund, and the Adviser harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Funds, or the Adviser may sustain or incur or that may be asserted against the Funds, or the Adviser by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the terms “Funds” and “Adviser” shall include their respective current and former directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Funds shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Funds, at such times as the Funds may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification; provided that the indemnitee’s failure to so notify the indemnitor shall not relieve the indemnitor of its responsibility to indemnify the indemnitee.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

9.	Notification of Error

The Funds will notify USBFS of any balancing or control errors caused by USBFS upon the later to occur of:  (i) ten (10) business days after receipt of any reports rendered by USBFS to the Funds; (ii) ten (10) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) ten (10) business days after receiving notice from any Unitholder regarding any such balancing or control error.

10.	Data Necessary to Perform Services

The Funds or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential Unitholders of the Funds (and clients of said Unitholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Funds.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to the receipt thereof from the Funds or its agent, shall not be subject to this paragraph.  Further, USBFS will adhere to any privacy policies adopted by the Funds.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Funds. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Funds and will be promptly surrendered to the Funds or its designee on and in accordance with its request.  USBFS maintains appropriate security measures regarding the treatment of the records and other information (including any personal information) of the Funds and prior, present or potential Unitholders, that are consistent and compliant with all applicable state and federal laws, rules and regulations.

13.	Compliance with Laws

In the performance of its duties hereunder, USBFS undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by USBFS hereunder.  Except as specifically set forth herein, USBFS assumes no responsibility for such compliance by the Funds.

14.	Term of Agreement; Amendment

A.
This Agreement shall commence on the date hereof, and shall continue for an initial term of three (3) years (the “Initial Term”) unless otherwise terminated as provided below.  Thereafter, unless otherwise terminated earlier as provided below, this Agreement automatically renews for additional one year terms (each a “Renewal Term”) unless either party notifies the other, in writing, of its intention to terminate at least sixty (60) days prior to the end of the Initial Term or the then current Renewal Term.

B.	The Funds, the Adviser or USBFS may terminate this Agreement at any time by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective.

C.
In the event the Funds or the Adviser gives notice of termination pursuant to either Section 14(A) or (B), such notice it shall be accompanied by a copy of a resolution of the Board of Directors (or equivalent) of each Fund certified by the Secretary of the Fund, electing to terminate this Agreement and designating the successor service provider or service providers.  In the absence of such designation by the Funds, each of the Funds shall be deemed to be its own service provider as of the termination date and USBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.  Fees and out-of-pocket expenses incurred by USBFS, but unpaid by the Funds upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

D.
Notwithstanding the foregoing, this Agreement may be terminated by USBFS upon the breach of the Funds or the Adviser, and by the Funds or the Adviser upon the breach of USBFS, of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Funds and the Adviser.

15.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which USBFS has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Funds.

16.	Assignment

This Agreement shall extend to and are binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Single Agreement

For convenience purposes, this Agreement is being entered into as a single agreement by USBFS and each Fund (and any additional feeder funds that may be added by the parties from time to time).  However, this Agreement shall be interpreted as applying solely to each Fund individually, and no Fund shall be liable for the obligations of any other Fund.

21.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
Attention:  Vice President, Alternative Investment Products
615 East Michigan Street, 2nd Floor
Milwaukee, WI  53202
Fax No.:  (414) 212-7119
and

Notice to the Funds and the Adviser shall be sent to:

c/o SCS Capital Management, LLC
Attention: Joe McCuine, Managing Director
One Winthrop Square
Boston, MA 02110
Fax No.:	(617) 204-6400

23.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

SCS HEDGED OPPORTUNITIES FUND, LLC	SCS HEDGED OPPORTUNITIES MASTER FUND, LLC

By:	By:
Name:	Name:
Title:	Title:

SCS HEDGED OPPORTUNITIES (TE) FUND, LLC	SCS CAPITAL MANAGEMENT, LLC

By:	By:
Name:	Name:
Title:	Title:

SCS HEDGED OPPORTUNITIES FUND, LDC	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name:	Name:
Title:	Title:

Exhibit A

Servicing Agreement

Fee Schedule

Annual fee based on aggregate assets of the Master Fund:

7 basis points on the first $150 million
5 basis points on the next $250 million
3 basis points on the balance above $400 million

Annual minimum fee: $70,000* (includes Master Fund and up to 2 feeder funds)
Annual transfer agency fee – $5,000

Extraordinary Services – additional as necessary:

•	Investor Web Access through Intralinks:
o	Implementation fee -- $5,000 per USBFS client relationship, regardless of the number of funds
o	Annual subscription fee -- $8,000 per year (for first 100 users)
•	Regulation D Filings -- fees are in addition to any fees charged by the relevant jurisdiction
o	$200 per initial and renewal filings
o	$450 per initial filing if USBFS provides assistance in completing
o	$225 per amendment filing if USBFS provides assistance in completing

Plus out-of-pocket expenses, if required, including but not limited to:

•
Including, but not limited to security pricing services (IDC, Bloomberg, LoanX, etc.), postage and stationery, programming and special reports, retention of records, federal and state regulatory filing fees, expenses from U.S. Bancorp participation in client meetings, wash sales reporting (GainsKeeper), and auditing and legal expenses.

All fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA (to be applied annually on the first and each subsequent 12-month anniversary of launch date).

Exhibit B

Administration Servicing Agreement

List of Authorized Officers

Name	Title

Peter Mattoon	President and CEO (Fund)
Joseph McCuine	VP and CFO (Fund)
Ken Minklei	Portfolio Manager (Fund)
Stephen Goff	Director of Operations (Adviser)
Marcelo Vedovatto	Manager, Investment Operations (Adviser)
Mo Omran	Manager, Hedge Fund Operations/
Performance & Analytics (Adviser)